Exhibit 99.1

Sourcefire Announces 2009 First Quarter Results

Demand for Cyber Security Solutions Drives Strong Results

  Q1 Revenue: $18.6 million (increase of 36% year over year)
  Q1 Gross Profit: $14.5 million (78% of revenues)
  Q1 GAAP Net Loss: $1.1 million, or a loss of $0.04 per share
  Q1 Adjusted Net Income: $0.1 million, or $0.00 per share

COLUMBIA, Md.--(BUSINESS WIRE)--April 30, 2009--Open source innovator and Snort® creator, Sourcefire, Inc. (Nasdaq:FIRE), a leader in Enterprise Threat Management, today announced financial results for its fiscal first quarter ended March 31, 2009.

“Against the backdrop of a challenging global economy, customers are responding well to Sourcefire’s network security innovations, as we deliver leading solutions for protecting today’s dynamic networks from cyber threats,” stated John Burris, Sourcefire’s CEO. “I am very pleased with our strong results on all key financial metrics this quarter, particularly the fact that we achieved modest profitability on an adjusted basis.”

Financial Summary

  Total Revenues - Revenues for 1Q09 were $18.6 million compared to $13.7 million in 1Q08, an increase of 36%.
  Gross Profit - Gross profit for 1Q09 increased 36% to $14.5 million, or 78% of revenues, compared to $10.6 million, or 78% of revenues, in 1Q08.
  GAAP Earnings – Net loss was $1.1 million in 1Q09, or a loss of $0.04 per share, on the basis of generally accepted accounting principles (GAAP), compared with GAAP net loss of $3.5 million, or a loss of $0.14 per share, in 1Q08.
  Adjusted Net Income/Loss - Adjusted net income, which excludes stock-based compensation expense, was $0.1 million, or $0.00 per share, in 1Q09. This compared to adjusted net loss of $2.3 million, or a loss of $0.09 per share, in 1Q08, which excludes stock-based compensation expense as well as severance expenses incurred in connection with our CEO transition during 2008.
  Balance Sheet - As of March 31, 2009 the Company’s cash, cash equivalents and investments totaled $105.3 million.

Recent Company Highlights

Global Expansion & Channel Development

  Grew international revenues to $6.4 million (34% of total revenues) in 1Q09, up 56% over the 1Q08 level of $4.1 million (30% of total revenues).
  Increased U.S. federal sector revenues to $2.6 million in 1Q09 (14% of total revenues), up 143% over the 1Q08 level of $1.1 million (8% of total revenues) driven by emphasis on Cyber Security initiatives.
  Expanded Symantec partnership with new bundled IPS offering sold by Symantec MSSP (managed security services provider) sales team.
  Won first opportunity to protect Cloud Computing initiative at a leading provider of infrastructure technology.

Innovation & Recognition

  Positioned in the Leaders Quadrant of the Gartner Magic Quadrant for Network Intrusion Prevention System Appliances report (G00167303) published on April 14, 2009*. This is the fourth time that Sourcefire has been named to the Leaders Quadrant.
  Named Best Intrusion Detection/Prevention Solution at the 2009 SC Magazine Awards and Highly Commended by SC Magazine Awards 2009 Europe for Best Network Security overall.
  Led the industry in same-day patch coverage, as well as key research around an Adobe PDF vulnerability and the Conficker worm with the Sourcefire VRT (Vulnerability Research Team). The VRT continues to gain international recognition for their cyber research.
  Engineered major new release of the Snort engine for the open source community and the Sourcefire 3D System commercial offering. Already the de facto standard in intrusion prevention with more than 3.7 million downloads and over 240,000 registered users, the new release of Snort (v2.8.4) brings improved performance and manageability, and extends our ability to detect attacks over IPv6 networks – a capability critical to U.S. federal government users.
  Delivered a new multi-gig 3D sensor with 10G interfaces to extend our 10G family of offerings to meet the expanding needs of the enterprise market. First to market with a 10G product, Sourcefire has experienced solid momentum for our 10G family of offerings.
  Extended customer value with Microsoft Forefront "Stirling" integration through a strategic relationship with Microsoft Corp. Through this relationship, Sourcefire integrates its Sourcefire Defense Center® eStreamer interface with Forefront “Stirling”, offering customers interoperability, context and improved insight into their network security environments.

Second Quarter 2009 Outlook

Based on information as of April 30, 2009, Sourcefire expects revenue for 2Q09 in the range of $18.7 million to $20.2 million, net loss per share in the range of $0.04 to $0.01 and, on an adjusted basis, net income per share in the range of $0.00 to $0.03. Our expectation of adjusted net income per share excludes stock-based compensation expense in the expected range of $1.2 million to $1.3 million.

Non-GAAP Measures

In evaluating the operating performance of its business, Sourcefire’s management excludes certain charges and credits that are required by GAAP. These non-GAAP results provide useful information to both management and investors by excluding items that we believe may not be indicative of the Company’s operating performance. These items share one or more of the following characteristics: they are unusual and Sourcefire does not expect them to recur in the ordinary course of its business; they do not involve the expenditure of cash; or they are unrelated to the ongoing operation of the business in the ordinary course. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table following the financial statements attached to this press release.

Conference Call and Webcast

On Thursday, April 30, 2009 at 5:00 p.m. Eastern Time, Sourcefire will host a conference call to review these results. A listen-only web cast of the session will be available at http://investor.sourcefire.com. Those wishing to participate in the live session should use the following numbers to dial in:

Calling from the United States or Canada: 866-770-7120
Calling from other countries: 617-213-8065
Pass code: 52162322

An online replay will be available at http://investor.sourcefire.com following the completion of the live call and will remain available for at least 90 days.

About Sourcefire

Sourcefire, Inc. (Nasdaq:FIRE), Snort creator and open source innovator, is a world leader in Enterprise Threat Management (ETM) solutions. Sourcefire is transforming the way Global 2000 organizations and government agencies manage and minimize network security risks with its 3D Approach – Discover, Determine, Defend – to securing real networks. This ETM approach equips customers with an efficient and effective layered security defense – protecting network assets before, during and after an attack. Through the years, Sourcefire has been consistently recognized for its innovation and industry leadership by customers, media and industry analysts alike – with more than 40 awards and accolades. Today, the names Sourcefire and founder Martin Roesch have grown synonymous with innovation and network security intelligence. For more information about Sourcefire, please visit http://www.sourcefire.com.

SOURCEFIRE®, SNORT®, the Sourcefire logo, the Snort and Pig logo, SECURITY FOR THE REAL WORLD™, SOURCEFIRE DEFENSE CENTER®, SOURCEFIRE 3D®, RNA®, DAEMONLOGGER™, CLAMAV®, SOURCEFIRE SOLUTIONS NETWORK™, and certain other trademarks and logos are trademarks or registered trademarks of Sourcefire, Inc. in the United States and other countries. Other company, product and service names may be trademarks or service marks of others.

*The Magic Quadrant is copyrighted April 14, 2009 by Gartner, Inc. and is reused with permission. The Magic Quadrant is a graphical representation of a marketplace at and for a specific time period. It depicts Gartner's analysis of how certain vendors measure against criteria for that marketplace, as defined by Gartner. Gartner does not endorse any vendor, product or service depicted in the Magic Quadrant, and does not advise technology users to select only those vendors placed in the "Leaders" quadrant. The Magic Quadrant is intended solely as a research tool, and is not meant to be a specific guide to action. Gartner disclaims all warranties, express or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

Cautionary Language Concerning Forward-Looking Statements

The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. These statements include our expectations regarding our financial results for the second quarter of 2009 and the Company’s future profitability on an adjusted basis. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of Sourcefire, Inc. may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation, the fact that our outlook for the second quarter of 2009 could change, and also include, without limitation, those risks and uncertainties described from time to time in the reports filed by Sourcefire, Inc. with the U.S. Securities and Exchange Commission. Sourcefire, Inc. undertakes no obligation to update any forward-looking statements.

Sourcefire, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2009	2008
Revenue:	(unaudited)	(unaudited)
Products	$9,868	$6,851
Technical support and professional services	8,732	6,800
Total revenue	18,600	13,651
Cost of revenue:
Products	2,767	1,997
Technical support and professional services	1,382	1,041
Total cost of revenue	4,149	3,038
Gross profit	14,451	10,613

Operating expenses:
Research and development	3,320	3,111
Sales and marketing	7,870	7,234
General and administrative	3,843	4,414
Depreciation and amortization	821	492
Total operating expenses	15,854	15,251
Loss from operations	(1,403)	(4,638)
Other income, net	361	1,204
Loss before income taxes	(1,042)	(3,434)
Income tax expense	75	62
Net loss	$(1,117)	$(3,496)

Net loss per share - basic and diluted	$(0.04)	$(0.14)

Weighted average shares outstanding used in computing per share amounts:
Basic and diluted	25,934,259	24,766,375

Compensation cost under SFAS 123(R) for the three months ended March 31, 2009 and 2008 is included in the Consolidated Statements of Operations as follows (in thousands):
	Three Months Ended March 31,
	2009	2008
	(unaudited)	(unaudited)
Cost of revenue (product)	$11	$7
Cost of revenue (services)	33	21
Stock-based compensation expense included in cost of revenue	44	28

Research and development	205	174
Sales and marketing	383	343
General and administrative	570	377
Stock-based compensation included in operating expenses	1,158	894
Total stock-based compensation expense	$1,202	$922

Sourcefire, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2009	2008
Assets	(unaudited)
Cash and cash equivalents	$50,809	$39,768
Investments	54,492	61,800
Accounts receivable, net	21,944	27,864
Inventory	4,354	4,521
Prepaid expenses and other current assets	2,493	2,115
Property and equipment, net	8,178	8,341
Intangible assets, net	434	465
Other long-term assets	1,581	1,431
Total assets	$144,285	$146,305

Liabilities
Accounts payable and accrued expenses	$7,960	$12,292
Deferred revenue	26,468	24,108
Other liabilities	699	864
Total liabilities	35,127	37,264

Stockholders' Equity
Common stock	25	25
Additional paid-in capital	160,636	159,306
Accumulated deficit	(51,711)	(50,594)
Accumulated other comprehensive income	208	304
Total stockholders' equity	109,158	109,041

Total liabilities and stockholders' equity	$144,285	$146,305

Sourcefire, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	2009	2008
	(unaudited)	(unaudited)
Net loss	$(1,117)	$(3,496)
Adjustments to reconcile net loss to net cash provided by operating activities	5,386	5,340
Net cash provided by operating activities	4,269	1,844

Net cash provided by investing activities	6,676	9,859

Net cash provided by financing activities	96	187
Net increase in cash and cash equivalents	11,041	11,890
Cash and cash equivalents at beginning of period	39,768	33,071
Cash and cash equivalents at end of period	$50,809	$44,961

Sourcefire, Inc.
Reconciliation of Non-GAAP Measures to GAAP
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2009	2008
Reconciliation to adjusted net income (loss):	(unaudited)	(unaudited)
Net loss	(1,117)	(3,496)
Stock-based compensation expense	1,202	922
Severance expense	-	316
Adjusted net income (loss)	$85	$(2,258)

Adjusted net income (loss) per share - basic	$0.00	$(0.09)
Adjusted net income (loss) per share - diluted	$0.00	$(0.09)

Weighted average number of shares - basic	25,934,259	24,766,375
Weighted average number of shares - diluted	27,012,955	24,766,375

CONTACT:
Media Contact:
Welz & Weisel Communications
Tony Welz
Principal
703-218-3555 x226
tony@w2comm.com
or
Investor Contact:
Sourcefire, Inc.
Tania Almond
Investor Relations Officer
410-423-1919
tania.almond@sourcefire.com